Exhibit 99.2

XM Announces Exercise of Option to Purchase Additional $100 Million of 1.75% Convertible Senior Notes

WASHINGTON, Jan. 7 / PRNewswire–FirstCall/ — XM Satellite Radio Holdings Inc. (Nasdaq: XMSR) today announced that the initial purchaser has exercised its option in full to purchase an additional $100 million of the company’s 1.75% Convertible Senior Notes due 2009. This purchase increases the aggregate principal amount of notes to $400 million. The closing of the sale of additional notes is expected to occur on January 12, 2005. The notes are convertible into 20.0 shares of the company’s common stock for each $1,000 principal amount of notes, representing a conversion price of $50 per share of common stock, subject to adjustment in certain circumstances. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the notes. The notes are being offered and sold only to qualified institutional buyers in accordance with Rule 144A under the Securities Act. Any offers of the securities are being made only by means of a confidential offering memorandum. The notes and the underlying common stock issuable upon conversion of the notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

SOURCE XM Satellite Radio Holdings Inc.

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        /CONTACT: Chance Patterson of XM Satellite Radio, +1-202-380-4318/

        /First Call Analyst: /

        /FCMN Contact: gary.tiedemann@xmradio.com /